SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

ISSUER DIRECT CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	26-1331503
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

500 Perimeter Park Drive, Suite D
Morrisville, North Carolina 27560
(Address of Principal Executive Offices) (Zip Code)

ISSUER DIRECT CORPORATION
2014 EQUITY INCENTIVE PLAN
(Full title of the plan)

Brian R. Balbirnie
Issuer Direct Corporation
500 Perimeter Park Drive, Suite D
Morrisville, North Carolina 27560
(Name and address of agent for service)

(919) 481-4000
(Telephone number, including area code, of agent for service)

COPIES TO:
Jeffrey M. Quick, Esq.

Quick Law Group P.C.
1035 Pearl Street, Suite 403
Boulder, CO 80302
(720) 259-3393

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “large accelerated filer, accelerated filer and smaller reporting company” in Rule 12b-2 of the Exchange Act (check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☑

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.001 per share	400,000	$6.36	$2,544,000	$256.18

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933 (the “Securities Act”), this registration statement also covers any additional shares of the registrant’s common stock that become issuable under the registrant’s 2014 Equity Incentive Plan, as amended (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction that increases the number of outstanding shares of common stock.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act, based on the average of the bid and asked prices for the common stock on the NYSE MKT as of June 20, 2016.

PART I
Information Required in the Section 10(a) Prospectus

Item 1. Plan Information.
    Issuer Direct Corporation (the “Registrant”) hereby files this Registration Statement on Form S-8 with the Securities and Exchange Commission (the “Commission”) to register 400,000 shares of the common stock, $0.001 par value (“Common Stock”), of the Registrant, which have been reserved for issuance under the 2014 Equity Incentive Plan, as amended, of Issuer Direct Corporation (the “Plan”). In addition, the Registrant is registering an indeterminate number of shares which may be issued under Section 17 of the Plan.
    The documents containing the information specified in Part I will be sent or given to eligible participants in the Plan as specified by Rule 428(b)(1) of the Securities Act. Such documents are not being filed with the Commission either as part of this Registration Statement or as prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
Item 2. Registrant Information and Employee Plan's Annual Information.
    The Registrant will provide without charge, upon written or oral request, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. These documents are incorporated by reference in the Section 10(a) prospectus. The Registrant will also provide without charge, upon written or oral request, all other documents required to be delivered to recipients pursuant to Rule 428(b) of the Securities Act.

PART II
Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.
    The following documents previously filed by the Registrant with the Securities and Exchange Commission are incorporated herein by reference:
(a)
The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and December 31, 2015, filed pursuant to Section 13 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”);
(b)
The Company’s Definitive Proxy Statements on Schedule 14A filed on April 22, 2015 and April 20, 2016;
(c)
The Company’s Current Reports on Form 8-K filed on March 4, 2015, March 12, 2015, March 23, 2015, March 26, 2015, March 31, 2015, May 7, 2015, June 18, 2015, August 6, 2015, November 5, 2015, November 19, 2015, January 26, 2016, March 3, 2016, May 9, 2016 and June 13, 2016;
(d)
All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2015; and
(e)
The description of the Company’s Common Stock contained in the Company’s Form S-1/A filed on January 29, 2014 pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

    All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered under this registration statement have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.
    Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.
Item 4. Description of Securities.
    Not applicable.
Item 5. Interests of Named Experts and Counsel.
    Not applicable.
Item 6. Indemnification of Directors and Officers.
    Section 145 of the Delaware General Corporation Law (the “DGCL”) allows a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person identified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses that the court shall deem proper. Section 145 further provides that to the extent a present or former director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter herein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.
    The Company’s Certificate of Incorporation provides that no director of the Company shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL.
    The Company’s bylaws provide that the Company shall indemnify to the fullest extent permitted by Delaware law any and all of its directors and officers, or former directors and officers, or any person who may have served at the Company’s request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise.

Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description

4.4
2014 Equity Incentive Plan, as amended (filed as Annex A to the Definitive Proxy Statement of Issuer Direct Corporation on Schedule 14A on April 2, 2014 and First Amendment filed as Exhibit 10.1 on Form 8-K on June 13, 2016) (1)

5.1	Opinion of Quick Law Group P.C. (2)
23.1	Consent of Cherry Bekaert LLP (2)
23.2	Consent of Quick Law Group P.C. (included in Exhibit 5.1) (2)

(1)
Incorporated by reference.
(2)
Included herewith.

Item 9. Undertakings.
    (a) The undersigned registrant hereby undertakes:
        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information, individually or in the aggregate, with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no greater than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
    (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Morrisville, State of North Carolina, on the 24th day of June, 2016.

ISSUER DIRECT CORPORATION

By:	/s/ Brian R. Balbirnie
Brian R. Balbirnie,
Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the 24th day of June, 2016.

SIGNATURE	TITLE

/s/ Brian R. Balbirnie	Chief Executive Officer, Director
Brian R. Balbirnie	(Principal Executive Officer)

/s/ Steven Knerr	Chief Financial Officer
Steven Knerr	(Principal Financial and Accounting Officer)

/s/ Andre Boisvert	Chairman of the Board, Director
Andre Boisvert

/s/ William Everett	Director
William Everett
/s/ Patrick Galleher	Director
Patrick Galleher

/s/ David Sandberg	Director
David Sandberg